Exhibit 99.1

                     Transatlantic Holdings, Inc.
    Announces Preliminary Estimate of Costs from Hurricane Katrina

    NEW YORK--(BUSINESS WIRE)--Sept. 14, 2005--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that its preliminary estimate of the pre-tax cost, net of reinsurance, of Hurricane Katrina approximates $270 million, or $176 million on an after-tax basis for the full year of 2005. These amounts, which are inclusive of marine and energy losses, also reflect the net cost of reinstatement premiums based on preliminary loss estimates.
    These early estimates include a significant amount of judgment and consider industry loss predictions, output from catastrophe modeling software, market share analysis and a review of certain large in-force contracts. Due to the unprecedented nature of this event, including the related legal and regulatory uncertainty, and the preliminary nature of the information used to prepare these estimates, there is material uncertainty at this time as to the ultimate costs that TRH will bear.
    In addition, Transatlantic estimates that pre-tax losses from other third quarter 2005 catastrophes to date will approximate $30 million, or $20 million on an after-tax basis for the full year of 2005.

Caution concerning forward-looking statements:

    This press release contains forward-looking statements, including management's beliefs regarding the aggregate net impact on operating results from recent catastrophe losses, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. In addition, please refer to TRH's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and its past and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. Its subsidiaries, Transatlantic Reinsurance Company, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.


    CONTACT: Transatlantic Holdings, Inc., New York
             Steven S. Skalicky, 212-770-2040